Exhibit 10.1

AMENDMENT NO. 2

To the Drilling Contract For The

Rowan Reliance

THIS AMENDMENT NO. 2 (this “Amendment”) is entered into and made effective as of this 15th day of September 2016 (the “Effective Date”)

BY AND AMONG:

(1)	COBALT INTERNATIONAL ENERGY, L.P., a limited partnership organized and existing under the laws of the State of Delaware and having its principal place of business at Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024 (“Operator”);

(2)	solely for the purposes of Section 10 herein, COBALT INTERNATIONAL ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal place of business at Cobalt Center, 920 Memorial City Way, Suite 100, Houston, Texas 77024 (“Parent”);

(3)	ROWAN (UK) RELIANCE LIMITED, a company organized and existing under the laws of England and Wales and having its registered office at Mitre House, 160 Aldersgate Street, London EC1 A 4DD (“Contractor”); and

WHEREAS:

(A)	Pursuant to the Offshore Drilling Contract dated August 5, 2013 (as subsequently amended from time to time, the “Drilling Contract”) made by and between Operator and Rowan Reliance Limited (“RRL”), RRL agreed to provide offshore drilling services to Operator utilizing the drillship named the Rowan Reliance (the “Rig”) upon the terms and conditions therein set out; and

(B)	Pursuant to the Deed of Novation dated August 12, 2013 (the “Deed of Novation”) made by and between Operator, RRL and Contractor, Operator agreed that Contractor was substituted in place of RRL as the “Contractor” under the Drilling Contract upon the terms and conditions therein set out; and

(C)	Pursuant to this Amendment, the Parties have mutually agreed to amend the Drilling Contract upon the terms and conditions herein set out.

NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1.	Definitions: Capitalized words and expressions used but not defined herein shall have the same meaning specified in the Drilling Contract.

2.	Primary Term: The Term Commencement Date occurred at 0000 hours on February 1, 2015. The Primary Term of the Drilling Contract is three years. As a result, the expiration of the Primary Term is scheduled to occur at 0000 hours on February 1, 2018.

3.	Amended Primary Term: The Primary Term of the Drilling Contract is hereby amended to be the later of:

(a)	2400 hours on March 31, 2017, or

(b)	the date that all of the following occur:

(i)	Operator completes its operational requirements;

(ii)	Operator’s Items have been offloaded from the Rig; and

(iii)	the Rig is underway and one nautical mile from Operator’s final well location.

(the “Amended Primary Term”).

4.	Initial Payment: At any time prior to 0800 hours on September 16, 2016, Operator shall pay Contractor a lump sum amount of $45,000,000 (the “Initial Payment”) by wire transfer in immediately available funds. Contractor’s wire instructions are:

Rowan UK Reliance

Wells Fargo

1000 Louisiana

Houston, TX 77002

ABA: XXXXX

Account: XXXXX

In the event that Operator fails to make the Initial Payment in a timely manner, this Amendment shall automatically be null and void ab initio without further actions of the Parties, and the Parties shall be restored to the status quo ante in respect of the contractual or other legal relationships in effect between them immediately prior to the Effective Date.

5.	Second and Final Payments: At any time prior to 14:00 hours on October 3, 2016, Operator shall pay Contractor a lump sum amount of $31,326,281 (the “Second Payment”). At any time prior to 14:00 hours on March 31, 2017, Operator shall pay Contractor a lump sum amount of $19,581,570 (the “Final Payment”) by wire transfer in immediately available funds, using the wire transfer instructions shown in Section 4 above. Operator’s obligation to pay Contractor the Initial Payment, the Second Payment and the Final Payment will compensate Contractor for amending the Primary Term as set forth in Section 3. Such obligation is otherwise unconditional and the payments of such amounts are non-refundable under any circumstances.

6.	Applicable Day Rates:

(a)	Except as set forth in this Amendment, all of the existing terms and conditions of the Drilling Contract shall remain in full force and effect, including, but not limited to, the day rate charges specified in Appendix I of the Drilling Contract, and Operator agrees that Contractor shall continue to receive such applicable day rate charges and the Rig Modification Charge of $1,846 per day until 2400 hours on March 31, 2017. For purposes of illustration, in the event the Work is completed at 0000 hours on January 15, 2017 and the Drilling Unit is idled, Operator shall continue paying Contractor the the applicable day rate charges specified in Appendix I of the Drilling Contract and the Rig Modification Charge of $1,846 per day until 2400 hours on March 31, 2017, at which time no additional day rate charges shall be owed.

(b)	In addition, in the event the Operator has ongoing Work for the Rig after 2400 hours on March 31, 2017, the Operating Rate, as specified in Clause A.2.A of Appendix I of the Drilling Contract, shall be reduced from $579,900 per day to $261,785 per day (and the Rig Modification Charge shall cease to apply for the remaining days in the Amended Primary Term) beginning at 0000 hours on April 1, 2017 and remaining in effect for the duration of the Amended Primary Term. In the event the Work is not completed by 0000 hours on February 1, 2018, the then applicable Operating Rate of $261,785 per day shall be adjusted in accordance with the pricing mechanism specified in the attached Exhibit 1. For the avoidance of doubt, after the expiration of the Amended Primary Term up to 0000 hours on February 1, 2018, Operator has the one-time option, upon 90 days’ advance written notice, to use the Rig for a minimum duration of 120 days (or if the Rig is not suitable and available for use post-release by Operator, a comparable drillship owned by Contractor or its Affiliates which is suitable and available) at an Operating Rate of $261,785 per day for Work between the termination of the Amended Primary Term and 0000 hours on February 1, 2018. In the event the Rig or a comparable drillship owned by Contractor or its Affiliates is not suitable and available, Contractor shall have the right to decline Operator’s option.

7.	Early Termination Fee: If, and only if, Operator makes timely payment, as required by the Drilling Contract and this Amendment, of the Initial Payment, Second Payment, Final Payment, and other undisputed amounts owed under the Drilling Contract, Operator shall not owe Contractor the Early Termination Fee specified in Article 13.3(a) of the Drilling Contract.

8.

Conditions Subsequent: In the event that the Initial Payment, the Second Payment, the Final Payment or any other amounts paid under this Amendment are required to be returned to Operator or any of its affiliates, or their estates, or to any other estate representative, in connection with any avoidance action brought against Contractor under any applicable law, then solely to the extent of the avoided payment, this Amendment shall automatically be null and void ab initio without further actions of the Parties, and the Parties shall be restored to the status quo ante in respect of the contractual or other legal relationships in effect between them immediately prior to the Effective Date. For the avoidance of doubt, to the extent any payment made to the Contractor is not avoided, nothing in this paragraph shall require the Contractor to return the payment to the Operator, or to any of its affiliates, or their estates. Furthermore, if the events described in the first sentence of this section titled, “Conditions Subsequent,” occur, then the Parties agree that all limitations periods shall be tolled for a period of sixty days following the date that Contractor is ordered to return the payments, to allow Contractor to timely file an action or claim (including a proof of claim) in a court of competent jurisdiction to the full extent of the amount owed to Contractor by Operator immediately prior to the Effective Date.

9.	Mitigation: Contractor shall have no obligation or duty to mitigate any payments made or owed by Operator under this Amendment or the Drilling Contract. For purposes of illustration, in the event the Work is completed on February 1, 2017, Contractor has no obligation or duty to seek other work for the Rig. In addition, in the event Contractor obtains any other work for the Rig at any point in time, any payments received by Contractor for such other work shall not be credited to or otherwise mitigate amounts paid or owed by Operator under this Amendment or the Drilling Contract.

10.

Exclusive Provider Commitment: For purposes of this Section 10, Parent agrees to perform and to cause each of its Affiliates, including Operator, to perform its obligations under this Section 10. In the event, at any time after the Effective Date and prior to the fifth anniversary of the Effective Date, Parent, Operator and/or any of their respective Affiliates, successors or assigns (whether by operation of law or otherwise, but excluding any successors or assigns of CIE Angola Block 20 Ltd, CIE Angola Block 21 Ltd and Cobalt International Energy Angola Ltd.) intends to procure and contract for the services of a Comparable Drillship (as defined in Exhibit 1) anywhere in the world (the “Prospective Drilling Services”), Parent or Operator shall provide Contractor a written notice setting forth in reasonable detail the terms of such Prospective Drilling Services (e.g., geographic location, start date, duration, etc.) and offering Contractor and/or its Affiliates the opportunity to perform the Prospective Drilling Services (such notice is referred to as the “PDS Notice” and the date of Contractor’s receipt of the PDS Notice is referred to as the “PDS Notice Date”). Within 15 days of the PDS Notice Date, Contractor shall advise Operator in writing as to whether Contractor is able to: (a) provide a drilling unit and related services that are legally and operationally qualified (including meeting Parent’s and its Affiliates’ USGOM operational requirements, regardless of the area of operations of the Prospective Drilling Services); (b) demonstrate to Operator compliance with reasonable anti-corruption due diligence requirements; and (c) perform the Prospective Drilling Services on the schedule required by Operator (a “Qualified Unit” and such Contractor’s notice advising of the availability of a Qualified Unit is referred to herein as the “Qualified Unit Notice”). In the event Contractor issues the Qualified Unit Notice, the Parties shall, within 15 days of Operator’s receipt of such Qualified Unit Notice, calculate the New Fixture Operating Rates and determine the Operating Rate applicable to the Prospective Drilling Services. Contractor shall have the discretion to accept the Prospective Drilling Services using a Qualified Unit or reject the Prospective Drilling Services, and shall advise Operator in writing of its election to accept or reject the Prospective Drilling Services within five days of the determination of the applicable Operating Rate. In the event Contractor elects to reject the Prospective Drilling Services or is unable to supply a Qualified Unit, Operator and/or its Affiliates may procure and contract for the services of any Comparable Drillship or other rig. In the event Contractor elects to accept the Prospective Drilling Services using a Qualified Unit, Parent or Operator (or its Affiliates as applicable) and Contractor (or its Affiliates as applicable) will promptly enter into an agreement substantially identical to the Drilling Contract; provided that the Operating Rate, as specified in Clause A.2.A of Appendix I of the Drilling Contract, shall be adjusted in accordance with the pricing mechanism specified in the attached Exhibit 1. Notwithstanding the foregoing, this Section 10 does not apply should the Parent or any of its Affiliates need a Comparable Drillship to assist in an operational emergency such as the need for a Comparable Drillship to drill a relief well.

11.	Announcement: At the close of market on the Effective Date, both Operator and Contractor shall announce the consummation of this Amendment. Operator and Contractor shall issue the press releases attached as Exhibits 2 and 3, respectively.

12.	Reaffirmation: Except as otherwise provided in this Amendment, all terms and conditions contained in the Drilling Contract, and all Appendices thereto, shall remain in full force and effect. Save as otherwise expressly set out herein, none of the rights, interests and obligations existing, and to exist, under the Drilling Contract are hereby released, diminished or impaired.

13.	Illegality: If any portion of this Amendment is declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any applicable laws, this Amendment shall nevertheless continue in force and effect as to those provisions remaining valid. The waiver or forbearance of any right hereunder shall not preclude the insistence of such right thereafter in any instance.

14.	Counterparts: The Parties agree that this Amendment may be executed and delivered in counterparts, including fax counterparts, or pdf counterparts delivered by email, and together with all counterpart executions shall be considered an original for all purposes hereunder; provided, however, that none of said counterparts shall be effective until each Party hereto has executed and delivered a counterpart hereof to the other Parties.

15.	Prior Negotiations: This Amendment constitutes the entire agreement between the Parties as to its subject matter and supersedes all prior negotiations, understandings or agreements, whether oral or in writing, with respect thereto. Each Party acknowledges that in entering into this Amendment it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Amendment.

IN WITNESS WHEREOF the Parties have executed this Amendment by their duly authorized officers or representatives on the dates set forth below, but this Amendment shall be effective on the Effective Date.

COBALT INTERNATIONAL ENERGY, INC.
(for purposes of Section 10 herein)

By:	/s/ Timothy J. Cutt

Name:	Timothy J. Cutt

Title:	Chief Executive Officer

Date:	September 15, 2016

COBALT INTERNATIONAL ENERGY, L.P.

By:	/s/ Timothy J. Cutt

Name:	Timothy J. Cutt

Title:	Chief Executive Officer

Date:	September 15, 2016

ROWAN (UK) RELIANCE LIMITED

By:	/s/ Mark A. Keller

Name:	Mark A. Keller

Title:	Attorney in Fact

Date:	September 15, 2016

Exhibit 1

Operating Rate Pricing Mechanism

“Comparable Drillships” shall mean drillships equipped with capabilities similar to the Rig (e.g., a minimum load path of 1,250 tons and dual seven-ram 15K blowout preventer units). Attached as Exhibit 1A is an illustrative list of Comparable Drillships which may be adjusted upon the mutual agreement of the Parties to reflect Comparable Drillships which enter or depart the global fleet after the Effective Date.

“New Fixture Operating Rates” shall mean the operating rate specified in contracts for Comparable Drillships which have been signed within the 90-day window immediately preceding the applicable date at issue (e.g., the PDS Notice Date for Prospective Drilling Services); provided that in the event no contracts have been signed within the immediately preceding 90-day window, New Fixture Operating Rates shall mean the operating rate specified in contracts for Comparable Drillships which have been signed within the 180-day window immediately preceding the applicable date at issue.

The Parties will work with ODS-Petrodata (or another reputable service provider publishing offshore rig day rate information as mutually agreed by the Parties) in order to compile a list of New Fixture Operating Rates.

The Operating Rate shall be determined by calculating the average of the New Fixture Operating Rates; provided that in the event the average of the New Fixture Operating Rates is less than $200,000, the Operating Rate shall be $200,000 per day; provided further that in the event there are no New Fixture Operating Rates, the Operating Rate shall be $250,000 per day.

In the event the duration of the Prospective Drilling Services is one year or more, the Parties shall revise the Operating Rate on each annual anniversary of the start of the Work in accordance with the following:

(a)	The Parties will compile a list of New Fixture Operating Rates as of the 60th day prior to the occurrence of the annual anniversary (the “Updated New Fixture Operating Rate”).

(b)	In the event that the average of such Updated New Fixture Operating Rates is more than the then existing Operating Rate, the then existing Operating Rate shall be adjusted upward to the lesser of (i) such average and (ii) 109% of the then existing Operating Rate.

(c)	In the event that the average of such Updated New Fixture Operating Rates is less than the then existing Operating Rate, the then existing Operating Rate shall be adjusted downward to the greater of (i) such average and (ii) 91% of the then existing Operating Rate; provided that the Operating Rate shall not under any circumstances be less than the applicable floor rate of $200,000 or $250,000 per day as described above.

(d)	The revised Operating Rate shall commence as of the date of such annual anniversary and shall remain in effect until the day preceding the next annual anniversary, at which time the Parties shall again revise the Operating Rate in accordance with this clause.

In addition, the Operating Rate shall be adjusted in accordance with the mutual agreement of the Parties in order to account for increases or decreases in Contractor’s out of pocket costs resulting from differences in the geographic location of the Prospective Drilling Services as compared to the work comprising the New Fixture Operating Rates. For example, based on current conditions, the Operating Rate would be adjusted upward in the event the Prospective Drilling Services are in Angola as compared to New Fixture Operating Rates based on US-based work. Such adjustment would compensate Contractor for an overall increase in Contractor’s out of pocket costs, such as additional costs for security, travel, tax, etc. resulting from the Work occurring in Angola, rather than the USGOM.

Exhibit 1A: Comparable Drillships

Owner	Rig Name	Current Rig Status
Atwood	Atwood Advantage	Drilling
Atwood	Atwood Achiever	Standby
Atwood	Atwood Admiral	Standby
Atwood	Atwood Archer	Under construction
Daewoo (DSME)	Cobalt Explorer	On order
Diamond Offshore	Ocean BlackHawk	Drilling
Diamond Offshore	Ocean BlackHornet	Drilling
Diamond Offshore	Ocean BlackRhino	Cold stacked
Diamond Offshore	Ocean BlackLion	Yard
Dolphin	Bolette Dolphin	Drilling
Ensco	ENSCO DS-9	Drilling
Ensco	ENSCO DS-10	Hot stacked
Maersk Drilling	Maersk Valiant	En route
Noble	Noble Don Taylor	Drilling
Noble	Noble Bob Douglas	Drilling
Noble	Noble Sam Croft	Warm stacked
Noble	Noble Tom Madden	Standby
Ocean Rig	Ocean Rig Mylos	Warm stacked
Ocean Rig	Ocean Rig Crete	Drilling
Ocean Rig	Ocean Rig Amorgos	Warm stacked
Pacific Drilling	Pacific Khamsin	Warm stacked
Pacific Drilling	Pacific Sharav	Drilling
QGOG Constellation	Brava Star	Drilling
Rowan	Rowan Renaissance	Standby
Rowan	Rowan Resolute	Drilling
Rowan	Rowan Reliance	Drilling
Rowan	Rowan Relentless	Warm stacked
Seadrill	West Auriga	Drilling
Seadrill	West Vela	Drilling
Seadrill	West Tellus	Drilling
Seadrill	West Neptune	Drilling
Seadrill	West Carina	Drilling
Seadrill	West Aquila	Under construction
Seadrill	West Libra	Under construction
Transocean	Deepwater Asgard	Warm stacked
Transocean	Deepwater Invictus	Warm stacked
Transocean	Deepwater Thalassa	Drilling
Transocean	Deepwater Proteus	Drilling
Transocean	Deepwater Conqueror	Cold stacked
Transocean	Deepwater Pontus	Under construction
Transocean	Deepwater Poseidon	Drilling
Transocean	Transocean Drsh Tbn1	Under construction
Transocean	Transocean Drsh Tbn2	Under construction
Vantage Drilling / Sonangol	Sonangol Libongos	Under construction
Vantage Drilling / Sonangol	Sonangol Quenguela	Under construction

Exhibit 2

Operator’s Press Release

Cobalt International Energy, Inc. Announces Agreement for the Early Termination of its

Rowan Reliance Drillship Contract

Houston, Texas — September 15, 2016 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced that it has entered into an amendment to its drilling contract (“Amendment”) with Rowan (UK) Reliance Limited, an affiliate of Rowan Companies plc (“Rowan”), which provides for the early termination of Cobalt’s long term drilling contract for the Rowan Reliance drillship. The drilling contract was originally scheduled to terminate on February 1, 2018, and the Amendment provides for a contract termination date of March 31, 2017. Additionally, per the Amendment, Cobalt will save 45% of the contract value between the original termination date and the new termination date, or approximately $80 million, and will pay to Rowan the remainder of approximately $98 million. Cobalt also commits to use Rowan as its exclusive provider of drilling services for five years at market rates as determined by normal indices.

Timothy J. Cutt, Cobalt’s Chief Executive Officer, said, “We are very glad to reach an agreement with Rowan that helps our balance sheet in the near term and secures a strong relationship with Rowan for the long term.”

Exhibit 3

Contractor’s Press Release

Rowan Announces Amendment of Customer Contract

HOUSTON, September 15, 2016 – Rowan Companies plc (NYSE: RDC) today announced an amendment to its drilling contract with Cobalt International Energy, L.P., regarding the drillship Rowan Reliance, which was scheduled to conclude on February 1, 2018.

The amendment provides that Rowan will receive cash payments totaling approximately $98 million, that the rig remains at its current day rate of approximately $582,000 and that the drilling contract may be terminated as early as March 31, 2017. In addition, if Cobalt continues its operations with the Rowan Reliance after March 31, 2017, the day rate will be reduced to approximately $262,000 per day for the remaining operating days. Cobalt also committed to use Rowan as its exclusive provider of global drilling services for a period of five years.

Tom Burke, President & CEO of Rowan, commented: “With the cash payments from Cobalt, we will further strengthen our balance sheet, which will provide added flexibility as we review opportunities in this down market. We deeply value Cobalt as a client and we appreciate Cobalt’s faith in Rowan as evidenced by the commitment to use Rowan as its exclusive provider of drilling services for the next five years.”

Rowan is a global provider of contract drilling services with a fleet of 31 mobile offshore drilling units, composed of 27 self-elevating jack-up rigs and four ultra-deepwater drillships. The Company’s fleet operates worldwide, including the United States Gulf of Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, and Central and South America. The Company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol “RDC.” For more information on the Company, please visit www.rowan.com.